Exhibit 99.1

Officers/Shareholders

Donald M. Kronick, CPA Paul Berdy, CPA
William R. Lazor, CPA/PFS, CFE
Deborah A. Eastwood, CPA
Kevin R. Foley, CPA
William Fromel, CPA
Certified Public Accountants	Mario Ercolani, CPA

Joseph J. Kalada, CPA
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in the Offer to Purchase, dated March 19, 2007, our report dated February 6, 2006, relating to the consolidated financial statements of Comm Bancorp. Inc. and Subsidiaries which is contained in that Offer to Purchase.
/s/ KRONICK KALADA BERDY & CO., P.C.
Kronick Kalada Berdy & Co., P.C.
Kingston, Pennsylvania
March 19, 2007
190 Lathrop Street • Kingston, PA 18704 • (570) 283-2727 • (570) 283-1670 Telefax

Hazleton	Stroudsburg
(570) 459-1373	(570) 420-9500